Exhibit 5.5

November 25, 2014

Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Re:	Ply Gem Industries, Inc. Exchange Offer for $150,000,000 6.50% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special West Virginia counsel to SimEx, Inc. a West Virginia corporation, (“SimEx”) and Simonton Windows, Inc., a West Virginia corporation (“SWI” and, together with SimEx, the “West Virginia Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4, as amended (the “Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (the “Company”). The Registration Statement relates to the registration under the Act of the Company’s $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 (the “Exchange Notes”) and the Note Guarantees of the Exchange Notes by the Guarantors (as such term is defined in the Registration Rights Agreement dated as of September 19, 2014 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers) (the “Note Guarantees”). In connection with the Registration Statement, you have asked us to furnish the opinions set forth below. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Registration Rights Agreement.

The Exchange Notes are to be offered in exchange for the Company’s outstanding $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 issued and sold by the Company on September 19, 2014 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture dated as of January 30, 2014 and the First Supplemental Indenture dated as of October 3, 2014 (together, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee.

In connection with this opinion, we have examined:

(1) the Indenture;

(2) the Exchange Notes;

(3) the Note Guarantees;

(4) Resolutions of the West Virginia Guarantors authorizing the Registration and the Note Guarantees (the “Resolutions”); and

(5) the corporate records of the West Virginia Guarantors with respect to the formation and existence of the West Virginia Guarantors.

The Indenture, Exchange Notes, the Note Guarantees, the Resolutions and the corporate records of the West Virginia Guarantors with respect to the formation and existence of the West Virginia Guarantors are sometimes herein referred to collectively as the “Transaction Documents”.

We have also reviewed such other corporate records of the West Virginia Guarantors as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the West Virginia Guarantors and the officers thereof set forth in the Transaction Documents and in certificates provided pursuant to or in connection with the Transaction Documents or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the West Virginia Guarantors, we have relied solely upon certificates of existence of recent date, issued by the Secretary of State of West Virginia (the “Certificates of Existence”) and certificates of good standing of recent date, issued by the State of West Virginia Department of Revenue “Good Standing Certificates”).

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us;

(b) the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the West Virginia Guarantors and by public officials;

(c) the legal capacity of all natural persons;

(d) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are complete, authentic originals and all certified or other reproductions of documents submitted to us conform to the complete, original documents; and

(e) that sufficient consideration has been exchanged by all parties, including the West Virginia Guarantors, to support their respective obligations under the Transaction Documents.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. Based solely on the Certificates of Existence and Certificates of Good Standing, the West Virginia Guarantors are validly existing and in good standing as corporations under the laws of West Virginia.

2. Each West Virginia Guarantor has duly authorized, executed and delivered the Indenture.

3. The West Virginia Guarantors have all necessary corporate power and corporate authority to execute, deliver and perform their obligations under the Note Guarantees.

4. The West Virginia Guarantors have duly authorized the Note Guarantees and the performance and observance of their obligations thereunder.

5. Issuance of the Note Guarantees by the West Virginia Guarantors and the execution and delivery by the West Virginia Guarantors of the Note Guarantees and the Indenture do not, and if the West Virginia Guarantors were to now perform their respective agreements in the Note Guarantees and the Indenture to which each is a party, such performance would not, result in a violation of the articles of incorporation, as amended, or by-laws, as amended, of the West Virginia Guarantors as certified by the West Virginia Guarantors as in effect on the date of this opinion, or any West Virginia statute, rule or regulation binding on the West Virginia Guarantors.

The opinions expressed herein are limited to the laws of the State of West Virginia, and we do not express any opinion herein concerning any other laws.

The opinions expressed herein are qualified as follows:

(a) We express no opinion as to the title to any property or the perfection or priority of any lien on or any security or other interest in any property.

(b) The authorization, validity, binding nature and enforceability of the Note Guarantees may be subject to West Virginia corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the West Virginia Guarantors under the Note Guarantees is deemed to be a dividend or distribution.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions herein are rendered in connection with the Registration Statement for the benefit of the West Virginia Guarantors.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dinsmore & Shohl LLP

DINSMORE & SHOHL LLP

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